Exhibit 99.1


            HOME PROPERTIES COMPLETES PORTFOLIO ACQUISITION,
                    TOTAL MARKET CAP TOPS $1 BILLION

                            FOR IMMEDIATE RELEASE:
                               Thursday, July 9, 1998
ROCHESTER, New York/ PR NEWSWIRE/ -- Home Properties (NYSE:HME), a real estate investment trust ("REIT") which owns, operates, acquires and develops apartment communities in select Northeast, Midwest and Mid-Atlantic markets, today announced that it has completed the acquisition of 17 apartment communities containing 4,002 apartment units for a total purchase price of $155 million from the Kaplen Foundation and its affiliated partnerships. The properties are located in New Jersey (2,363 units), Maine (596 units), New York (327 units), Pennsylvania (310 units), Ohio (242 units) and Michigan (164 units). Details of the previously announced acquisition were included in a press release dated May 26, 1998.

Sources of financing for the acquisition included $80 million of cash on hand raised through recent equity offerings, $50 million drawn under its existing unsecured revolving credit facility, and $25 million drawn on a standby facility provided by CIBC Oppenheimer. In addition, the Company closed on a $50 million supplemental unsecured revolving credit facility with M & T Bank, under terms consistent with its existing revolving credit facility. Proceeds from the supplemental facility will be available to fund future acquisitions and other general corporate purposes.

With these acquisitions, the Company's total market capitalization has reached $1 billion, of which 34% is debt and 66% reflects equity at current market values. Year to date, the Company has acquired 28 communities containing 8,196 units for a total purchase price of $323 million.

According to Norman Leenhouts, Chairman and Co-CEO of Home Properties, "This transaction represents a milestone in our Company's history. These properties will allow us to further diversify our portfolio into solid markets where there are barriers to new apartment construction. At the same time, we expect to exceed our targeted yield of 10%, even before considering opportunities to benefit from economies of scale. Finally, we are inheriting an experienced property management team which will support future expansion into targeted markets."

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, other conditions that might affect operating expenses, the timely completion of repositioning and current development activities within anticipated budgets, the actual pace of future acquisitions and developments, and continued access to capital to fund growth. Home Properties is a fully integrated, self-administered and self-managed real estate investment trust which now operates 252 communities containing 31,324 apartment units (not including pending acquisitions). Of these, 22,244 units in 90 communities are owned directly by the Company, 6,232 units are partially owned and managed by the Company as general partner, and 2,848 units are managed for other owners. The communities are located throughout the Northeastern quadrant of the United States, including New York, Michigan, Pennsylvania, Maryland, Illinois, New Jersey, Maine, Virginia, Connecticut, Ohio and Indiana. In addition, Home Properties manages 1.7 million square feet of commercial space. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR". The Company's web site address is WWW.HOMEPROPERTIES.COM.
                                   * * * * *
                           FOR FURTHER INFORMATION:
                        Amy L. Tait, Executive Vice President
                          Home Properties of New York, Inc.
                                   (716) 246-4108